Exhibit 10.2

AMENDMENT NUMBER FIVE TO LOAN AND
SECURITY AGREEMENT AND WAIVER

This Amendment Number Five to Loan and Security Agreement and Waiver (“Fifth Amendment”) is entered into as of July 16, 2003, by and between WELLS FARGO FOOTHILL, INC., a California corporation, f/k/a/ Foothill Capital Corporation (“Foothill”), and EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation (“Borrower”), in light of the following:

A.                                   Borrower and Foothill have previously entered into that certain Loan and Security Agreement, dated as of December 14, 2000 (“Agreement”);

B.                                     On or about June 19, 2001, Borrower and Foothill entered into that certain amending Letter Agreement, whereby certain terms and conditions of the Agreement were temporarily amended;

C.                                     On or about February 22, 2002, Borrower and Foothill entered into that certain Amendment Number One to Loan and Security Agreement and Waiver whereby certain terms and conditions of the Agreement were amended;

D.                                    On or about August      , 2002, Borrower and Foothill entered into that certain Amendment Number Two to Loan and Security Agreement and Waiver whereby certain terms and conditions of the Agreement were further amended

E.                                      On or about December 11, 2002, Borrower and Foothill entered into that certain Amendment Number Three to Loan and Security Agreement and Waiver whereby certain terms and conditions of the Agreement were further;

F.                                      On or about January 8, 2003, Borrower and Foothill entered into that certain Amendment Number Four to Loan and Security Agreement and Waiver whereby certain terms and conditions of the Agreement were further amended;

G.                                     On or about March 14, 2003, Borrower and Foothill entered into that certain amending Consent Letter, whereby certain terms and conditions of the Agreement were temporarily amended (the Agreement, as amended by the letter agreement, the first amendment, the second amendment, the third amendment, the fourth amendment, and the consent letter, all as referenced above, is hereinafter referred to as the “Loan Agreement”); and

H.                                    Borrower and Foothill desire to further amend the Loan Agreement as provided for and on the conditions herein.

NOW, THEREFORE, Borrower and Foothill hereby amend and supplement the Loan Agreement as follows:

1.                                      DEFINITIONS.  All initially capitalized terms used in this Fifth Amendment shall have the meanings given to them in the Agreement unless specifically defined herein.

2.                                      AMENDMENTS.

(a)                                  The definition of “Amortizing Base Amount” as set froth in Section 1.1 of the Loan Agreement is amended by deleting it in its entirety and substituting the following in its place and stead:

““Amortizing Base Amount” means the lesser of:  (i) Twelve Million Five Hundred Thousand Dollars ($12,500,000), or (ii) Fifty-Seven Point Four Per Cent (57.4%) of Foothill’s most recent appraised value of the Real Property Collateral, both of which are further reduced by subtracting the following: (y) commencing January 1, 2003, and for each and every full or partial month thereafter, the sum of One Hundred Twenty-Five Thousand Dollars ($125,000.00) for each and every partial or full month; and further subtracting (z) each Adjusted Allocated Auction Value for each parcel of Real Property Collateral sold during the term hereof.”

(b)                                 There is added a new definition to Section 1.1 of the Loan Agreement as follows:

““Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations, and all sublimits and reserves then applicable hereunder).”

(c)                                  There is added a new definition to Section 1.1 of the Loan Agreement as follows:

““Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least

A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United Kingdom of Great Britain, the United States, or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with any bank organized under the laws of the United Kingdom of Great Britain, the United States, or any state thereof, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

(d)                                 There is added a new definition to Section 1.1 of the Loan Agreement as follows:

““Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrower and its Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of Borrower and its Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

(e)                                  There is added a new definition to Section 1.1 of the Loan Agreement as follows:

““Fifth Amendment” means that certain Amendment Number Five to Loan and Security Agreement dated as of June      , 2003, entered into between Borrower and Foothill.”

(f)                                    The definition of “Foothill Expenses” as set froth in Section 1.1 of the Loan Agreement is amended by adding the following clause at the conclusion thereof:

“consultants’ or other professionals’ fees and expenses incurred in reviewing and advising Foothill on the business plan and operations of Borrower and Borrower’s Affiliates, which such sum are not expected to exceed sixty thousand dollars ($60,000) plus out of pocket expenses during the first sixty (60) days following the date hereof; provided, however, that if on the basis of the review performed during such sixty day period Foothill believes it prudent in the exercise of its Permitted Discretion for further review to occur, the Sixty Thousand Dollar ($60,000) figure and time periods for review may be exceeded.”

(g)                                 Section 2.5(a) of the Loan Agreement shall be amended by deleting it in its entirety and substituting the following in its place and stead:

“(a)                            Interest Rate.  Except as provided in clause (c) below, all Obligations as reflected in the Loan Account (except for undrawn Letters of Credit) shall bear interest at the per annum rate set forth below:

(i)                                     if the sum of outstanding Advances, outstanding Letters of Credit and L/C Guarantees, is less than Fifteen Million Dollars ($15,000,000), three (3) percentage points above the Reference Rate;

(ii)                                  if the sum of outstanding Advances, outstanding Letters of Credit, and L/C Guarantees, is greater than or equal to Fifteen Million Dollars ($15,000,000), and equal to or less than Twenty Million Dollars ($22,000,000), three and one-half (3 1/2) percentage points above the Reference Rate;

(iii)                               if the sum of outstanding Advances, outstanding Letters of Credit, and L/C Guarantees, exceeds Twenty Million Dollars ($22,000,000), four and one-half (4 1/2) percentage points above the Reference Rate.”

(h)                                 Section 2.5(b) of the Loan Agreement shall be amended by deleting it in its entirety and substituting the following in its place and stead:

“(b)                           Letter of Credit Fee.  Borrower shall pay Foothill a fee, payable monthly, (in addition to the charges, commissions, fees, and costs set forth in Section 2.2(d)) equal to the amount set forth below:

(i)                                     if the sum of outstanding Advances, outstanding Letters of Credit, and L/C Guarantees, is less than Fifteen Million Dollars ($15,000,000), three and one-half (3 1/2) percent per annum times the daily balance of outstanding Letters of Credit;

(ii)                                  if the sum of outstanding Advances, outstanding Letters of Credit, and L/C Guarantees, is between Fifteen Million Dollars ($15,000,000) and Twenty Million Dollars ($22,000,000), three and three-quarters (3 3/4) percent per annum times the daily balance of outstanding Letters of Credit;

(iii)                               if the sum of outstanding Advances, outstanding Letters of Credit, and L/C Guarantees, exceeds Twenty Million Dollars ($22,000,000), five (5) percent per annum times the daily balance of outstanding Letters of Credit.

Such Letter of Credit fees shall continue to be owing and paid so long as any Letters of Credit remain outstanding (even after the termination or expiration of this Agreement), and even if Borrower cannot request the issuance of any additional Letters of Credit.”

(i)                                     Section 2.5(d) of the Loan Agreement shall be amended by deleting it in its entirety and substituting the following in its place and stead:

“(d)                           Minimum Interest.  In no event shall the rate of interest chargeable hereunder for any day be less than ten and one-quarter percent (10 1/4%) per annum.  To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.

(j)                                     Section 2.10 of the Loan Agreement shall be amended by adding the following subsection (g):

“(g)                           Fifth Amendment Fee.  Upon mutual execution of the Fifth Amendment, a fee as consideration for entering into the Fifth Amendment, in the amount of Sixty Thousand Dollars ($60,000.00), which such fee Foothill can charge to Borrower’s Loan Account.”

(k)                                  Section 7.17 of the Loan Agreement is deleted in its entirety, and the following substituted in its place and stead:

“7.17  Financial Covenants.

Fail to maintain amounts equal to the sum of: (i) Cash Equivalents, and (ii) Excess Availability of at least the required amounts set forth in the following table as of the applicable dates set forth opposite thereto:

Applicable Amount	Applicable Date
$11,500,000	6/30/03
$11,000,000	9/30/03
$14,000,000	12/31/03, and the last day of each fiscal quarter thereafter

3.                                      REPRESENTATIONS AND WARRANTIES.  Borrower hereby affirms to Foothill that all of Borrower’s representations and warranties set forth in the Agreement are true, complete and accurate in all respects as of the date hereof.

4.                                      NO DEFAULTS.  Borrower hereby affirms to Foothill that, other than  Events of Default having been expressly waived by Foothill in writing, no Event of Default has occurred and is continuing as of the date hereof.

5.                                      CONDITION PRECEDENT.  The effectiveness of this Fifth Amendment is expressly conditioned upon the  receipt by Foothill of an executed copy of this Fifth Amendment.

6.                                      COSTS AND EXPENSES.  Borrower shall pay to Foothill all of Foothill’s out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, appraisal fees, travel expenses, and other fees) arising in connection with the preparation, execution, and delivery of this Fifth Amendment and all related documents.

7.                                      LIMITED EFFECT.  In the event of a conflict between the terms and provisions of this Fifth Amendment and the terms and provisions of the Agreement, the terms and provisions of this Fifth Amendment shall govern.  In all other respects, the Agreement, as amended and supplemented hereby, shall remain in full force and effect.

8.                                      COUNTERPARTS; EFFECTIVENESS.  This Fifth Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original.  All such counterparts, taken together, shall constitute but one and the same Fifth Amendment.  This Fifth Amendment shall become effective upon the execution of a counterpart of this Fifth Amendment by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number Five to Loan and Security Agreement as of the date first set forth above.

WELLS FARGO FOOTHILL, INC.,
a California corporation, f/k/a Foothill Capital Corporation

By:	/s/ Charles Kim
Charles Kim, V.P.

EVANS & SUTHERLAND COMPUTER, a Utah corporation

By:	/s/ E. Thomas Atchison
Title:	CFO